UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 10, 2005


                    Federal Agricultural Mortgage Corporation
               -------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Federally chartered
         instrumentality of
          the United States                 0-17440             52-1578738
  (State or other jurisdiction of        (Commission        (I.R.S. Employer
   incorporation or organization)        File Number)      Identification No.)



1133 Twenty-First Street, N.W., Suite 600, Washington, D.C.      20036
-----------------------------------------------------------   ------------
            (Address of principal executive offices)           (Zip Code)


       Registrant's telephone number, including area code: (202) 872-7700


                                    No change
                              --------------------
          (Former name or former address, if changed since last report)


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Item 5.02. Departure of Directors or Principal Officers;  Election of Directors;
           Appointment of Principal Officers.

     (a) Not applicable.

     (b) On February 10, 2005, Kenneth E. Graff, a member of the Registrant's Board of Directors elected by holders of Class B Voting Common Stock, informed the Registrant that he will not stand for re-election to the Board at the Registrant's next annual meeting of stockholders in June 2005. Mr. Graff will continue to serve as a member of the Board and as chairman of the Board's Credit Committee until Mr. Graff's successor has been duly elected and qualified at the annual meeting. Mr. Graff has served as a Director of the Registrant since June 1997 and previously served as a Director from March 1989 until June 1991. Mr. Graff's decision not to stand for re-election did not relate to any disagreement with the Registrant on any matter relating to the Registrant's operations, policies or practices.

     (c) Not applicable.

     (d) Not applicable.


Item 8.01.  Other Events.

      On February 10, 2005, the Board of Directors of the Registrant declared a quarterly dividend on the Registrant's three classes of common stock - Class A Voting Common Stock, Class B Voting Common Stock, and Class C Non Voting Common Stock. The quarterly dividend of $0.10 per common share will be payable on March 31, 2005 to holders of record of common stock as of March 15, 2005. The Board of Directors of the Registrant also declared a quarterly dividend on the Corporation's 6.40% Cumulative Preferred Stock, Series A. The quarterly dividend of $0.80 per preferred share is for the period from January 1, 2005 through March 31, 2005 and will be payable on March 31, 2005 to holders of record of preferred stock as of March 20, 2005.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION



                                    By:   /s/ Jerome G. Oslick
                                       ---------------------------------
                                        Name:   Jerome G. Oslick
                                        Title:  Vice President - General Counsel




Dated:      February 14, 2005